FREIT Announces Stockholder Approval of Plan of Liquidation

and

FREIT Board of Directors Declares Liquidating Distribution of $3.20 per share

HACKENSACK, NJ, September 30, 2026 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Company”), a real estate investment trust, today announced that its stockholders have approved the Company's previously announced voluntary Plan of Liquidation (the "Plan") at a special meeting of stockholders held on September 29, 2026.

Based on the final voting results, stockholders representing approximately 68.0% of the Company's outstanding shares voted in favor of the Plan, exceeding the approval threshold required under applicable law and the Company's governing documents.

"We appreciate the support of our stockholders throughout this process," said Robert S. Hekemian, Jr., CEO of FREIT. "Approval of the Plan represents an important milestone as we work to maximize value and efficiently return capital to stockholders."

Pursuant to the Plan, the Company intends to continue the orderly disposition of its remaining assets, satisfy or reserve for outstanding liabilities and obligations, and distribute net proceeds to stockholders in one or more liquidating distributions. The timing and number of future distributions will depend on several factors, including asset sale proceeds, operating results, market conditions, and the resolution of known and contingent liabilities.

The Company expects to file the final voting results on a Form 8-K with the U.S. Securities and Exchange Commission and will continue to provide updates regarding the liquidation process as appropriate.

Voting Results

Proposal	Votes For	Votes Against	Abstentions
Approval of the Plan of Liquidation	5,085,293	6,503	22,260

Initial Liquidating Distribution

On September 30, 2026, after obtaining stockholder approval of the Plan, the Board of Directors declared an initial liquidating distribution of $3.20 per share, payable on October 29, 2026 to stockholders of record as of October 14, 2026.

The initial liquidating distribution, in accordance with the Plan, represents the first return of capital to stockholders under the Plan and is expected to be funded from proceeds generated through the Company's asset sale activities and available cash resources. Following the payment of this distribution, the Company intends to continue executing its liquidation strategy, including the sale of remaining assets, the satisfaction or reservation of funds for liabilities and obligations, and the distribution of any remaining net proceeds to stockholders through one or more additional liquidating distributions.

"The declaration of this initial liquidating distribution marks a significant milestone in the Company's liquidation process and demonstrates our commitment to returning capital to stockholders in an efficient and orderly manner," said Ronald J. Artinian, Chairman of FREIT’s Board.

The Company currently estimates that stockholders may receive aggregate liquidating distributions between $24.44 to $30.03 per share, inclusive of the initial distribution announced today. These estimates are subject to numerous assumptions and uncertainties, including the timing and value of remaining asset sales, operating performance, market conditions, expenses, and the resolution of actual and contingent liabilities. Accordingly, there can be no assurance regarding the amount or timing of future liquidating distributions.

Distribution Details

•	Distribution Amount: $3.20 per share
•	Record Date: October 14, 2026
•	Payment Date: October 29, 2026
•	Stock transfer books will remain open
•	Remaining Liquidating Distributions are estimated to be in the range of: $20.95 - $28.68 per share

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents, changes in the amount and timing of the total liquidating distributions, including as a result of unexpected levels of transaction costs, delayed or terminated closings, liquidation costs or unpaid or additional liabilities and obligations; the resolution of actual and contingent liabilities; the possibility of converting to a liquidating trust and the occurrence of any event, change or other circumstances that could give rise to the termination of the plan of voluntary liquidation. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recently filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties is located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400.

Visit us on the web: www.freitnj.com

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